Exhibit 99.1 Barnes 860.583.7070 | info@bginc.com barnesgroupinc.com

BARNES REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS
Continued Strong Aerospace Performance, Industrial Confronting Headwinds

•Sales of $321 million, similar to the prior year period; Organic Sales up 5%
•Operating Margin of -8.8%; Adjusted Operating Margin of 12.5%, up 30 bps from a year ago
•GAAP EPS of -$0.78; Adjusted EPS of $0.56, up 24% versus the prior year period
•Forecasts 2022 Organic Sales Growth of +5% to +6%
•Expecting 2022 Adjusted EPS of $1.90 to $2.05; Down 2% to Up 6% from 2021 Adjusted EPS of $1.94
•Records Automation goodwill impairment and Announces Industrial restructuring actions

July 29, 2022

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the second quarter of 2022.

“Our second quarter performance demonstrates continued strength in the aerospace recovery, driven by robust performance in our Aerospace Aftermarket business and steady recovery in our OEM business,” said Thomas J. Hook, President and Chief Executive Officer of Barnes. “In Industrial, persistent economic headwinds impeded expected performance improvements. Accordingly, we have commenced a systematic multi-phased initiative to significantly reduce costs and integrate our operations, decreasing complexity and focusing on improved business performance. We will leverage the high-quality, technology-based product lines within our Industrial portfolio, and work diligently to drive the value these businesses are capable of,” added Hook.

Second Quarter 2022 Highlights

Second quarter 2022 net sales of $321 million were flat compared to the prior year period, with organic sales (1) increasing 5%. Foreign exchange had a negative impact of 5%. Operating loss was $28.2 million versus operating income of $38.5 million a year ago, impacted by a goodwill impairment charge of approximately $68 million in the Industrial Segment. Operating margin was -8.8%. Excluding the goodwill impairment charge and $0.1 million of restructuring charges in the current year quarter, adjusted operating income was $40.1 million, up 2%, and adjusted operating margin was 12.5%, up 30 bps from a year ago.

Interest expense for the second quarter of 2022 was $3.3 million, a decrease of $1.1 million from the prior year due to the benefits of a lower average interest rate and lower average borrowings. Other income was $0.4 million versus last year’s other expense of $1.3 million, primarily driven by foreign exchange gains in the current year versus losses in the prior year.

123 Main Street, Bristol, CT 06010-6376

The Company’s effective tax rate in the second quarter was -27.1%. Excluding the goodwill impairment, the adjusted effective tax rate for the second quarter was 22.8% compared with 25.3% a year ago and 21.9% for the full year 2021. The increase in the second quarter 2022 adjusted effective tax rate from the full year 2021 rate was largely due to last year’s benefits related to a realignment of Italian tax basis goodwill & intangibles and foreign audit adjustments. These items were partially offset by a change in the mix of earnings between high and low tax jurisdictions.

Net loss for the second quarter was $39.6 million, or -$0.78 per share, compared to net income of $24.5 million, or $0.48 per share, a year ago. On an adjusted basis, net income per share of $0.56 was up 24% from $0.45 a year ago. Adjusted net income per share in the second quarter of 2022 excludes a $1.34 per share goodwill impairment, while the prior year period excludes $0.01 of restructuring charges and a net foreign tax benefit of $0.04.

Year-to-date cash provided by operating activities was $8.5 million versus $85.7 million in the prior year primarily due to an increase in working capital and incentive compensation paid in the current year. Free cash flow was -$5.0 million compared to $68.2 million last year. Capital expenditures were $13.5 million, down from $17.6 million a year ago.

A table reconciling non-GAAP to GAAP financial measures, including forward looking outlook information, is presented at the end of this press release.

Segment Performance

Industrial
Second quarter sales were $212 million, down 10% from $235 million in the prior year period. Organic sales decreased 3% while unfavorable foreign exchange lowered sales by 6%. Operating loss was $48.7 million versus operating profit of $27.3 million in the prior year period. In the second quarter, the Company performed its assessment of goodwill. In the Automation reporting unit, weak performance and a worsening economic outlook leading to a downward revision of its sales and cash flow forecasts resulted in a non-cash impairment of approximately $68 million. Automation represents the October 2018 acquisition of Gimatic. Excluding the goodwill impairment and restructuring charges of $0.1 million in current year and $0.2 million in the prior year, adjusted operating profit of $19.5 million was down 29% and adjusted operating margin of 9.2% was down 250 bps. Adjusted operating profit was impacted by lower sales volume, lower productivity, in part a result of COVID-19 related absenteeism, and the net impact of inflation. These factors were partially offset by lower incentive compensation.

Aerospace
Second quarter sales were $109 million, up 26% from $86 million last year, benefitting from continued recovery in aerospace end markets. Aerospace original equipment manufacturing (“OEM”) sales increased 14%, while aftermarket sales increased 55% compared to the prior year period.

Operating profit was $20.6 million in the second quarter, up 82% from $11.3 million in the prior year period. Excluding restructuring charges of $0.1 million in the current year and $0.4 million in the prior year, adjusted operating profit of $20.6 million was up 76% from a year ago. The increase in adjusted operating profit was driven by the contribution of higher sales volumes, in particular strong aftermarket sales, offset in part by unfavorable productivity due to labor availability. Adjusted operating margin was 18.9%, up 540 bps from 13.5% last year.

Aerospace OEM backlog ended the second quarter at $753 million, up 5% sequentially from March 2022. The Company expects to convert approximately 45% of this backlog to revenue over the next 12 months.

Balance Sheet and Liquidity

Barnes’ balance sheet and liquidity profile remain well-positioned. The Company has liquidity of $72 million in cash and approximately $521 million available under the revolving credit facility, subject to covenants which would have allowed $230 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.3 times at quarter end.

Industrial Restructuring

For the Company’s Industrial Segment, operational performance and the macroeconomic environment have deteriorated from our prior view. The first half’s headwinds are now expected to persist deeper into the year and combine with softening European demand due to impacts of the Russian invasion of Ukraine. As a result, our performance outlook for the second half has been meaningfully reduced. Accordingly, the Company is embarking on a restructuring program to significantly reduce costs and integrate our operations to improve customer engagement and increase efficiency to drive performance. The Company forecasts a restructuring charge of approximately $24 million, with $17 million of the charge in 2022. Annualized cost savings are forecasted to be $14 million. This initial restructuring will be broad-based, touching much of our industrial portfolio.

Updated 2022 Outlook

Barnes now expects 2022 organic sales growth of 5% to 6% and negative foreign exchange of approximately 3%. Adjusted operating margin is now forecasted to be in the range of 11% to 12%, down from our prior view reflecting weaker Industrial performance and macroeconomic headwinds, offset in part by a more favorable view in our Aerospace Segment. Adjusted earnings are expected to be in the range of $1.90 to $2.05 per share, down 2% to up 6% from 2021’s adjusted earnings of $1.94 per share. 2022 adjusted earnings per share are anticipated to exclude a $0.27 impact related to restructuring activities and a $1.33 impact for the goodwill impairment charge. The Company forecasts capital expenditures of between $40 and $45 million and cash conversion of approximately 100% of net income. The adjusted effective tax rate for 2022 is expected to be between 24% and 25%.

Conference Call Information

Barnes will conduct a conference call with investors to discuss second quarter 2022 results at 8:30 a.m. ET today, July 29, 2022. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.barnesgroupinc.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, July 29, 2022, until 11:59 p.m. (ET) on Friday, August 5, 2022, by dialing (647) 362-9199; Conference ID 1137078.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes

Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Leveraging world-class manufacturing capabilities and market-leading engineering, we develop advanced processes, automation solutions and applied technologies for industries ranging from medical and personal care to mobility, packaging and aerospace. Customers benefit from our integrated hardware and software capabilities focused on improving the processing, control, service and sustainability of engineered plastics, factory automation technologies and precision components. For more information, please visit www.barnesgroupinc.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including global price inflation and shortages impacting the availability of materials; the duration and severity of the COVID-19 pandemic, and governments’ responses to the pandemic such as regional lockdowns, including their impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; acts of war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government-imposed sanctions, tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, energy, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

Barnes / 6
BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2022	2021	% Change	2022	2021	% Change
Net sales	$321,268	$321,158	0.0	$633,651	$622,787	1.7

Cost of sales	212,754	203,168	4.7	419,944	397,864	5.5
Selling and administrative expenses	68,507	79,447	(13.8)	142,587	154,000	(7.4)
Goodwill impairment charge	68,194	—	100.0	68,194	—	100.0
	349,455	282,615	23.7	630,725	551,864	14.3
Operating (loss) income	(28,187)	38,543	(173.1)	2,926	70,923	(95.9)

Operating margin	-8.8%	12.0%		0.5%	11.4%

Interest expense	3,325	4,475	(25.7)	6,893	8,416	(18.1)
Other expense (income), net	(403)	1,272	(131.7)	1,226	2,734	(55.2)
(Loss) income before income taxes	(31,109)	32,796	(194.9)	(5,193)	59,773	(108.7)
Income taxes	8,443	8,305	1.7	13,875	15,900	(12.7)
Net (loss) income	$(39,552)	$24,491	(261.5)	$(19,068)	$43,873	(143.5)

Common dividends	$8,081	$8,090	(0.1)	$16,192	$16,194	(0.0)

Per common share:
Net (loss) income:
Basic	$(0.78)	$0.48	(262.5)	$(0.37)	$0.86	(143.0)
Diluted	(0.78)	0.48	(262.5)	(0.37)	0.86	(143.0)
Dividends	0.16	0.16	—	0.32	0.32	—

Weighted average common shares outstanding:
Basic	51,004,375	50,933,222	0.1	51,013,346	50,933,373	0.2
Diluted	51,004,375	51,102,303	(0.2)	51,013,346	51,095,198	(0.2)

Barnes / 7
BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2022	2021	% Change		2022	2021	% Change
Net sales
Industrial	$212,115	$234,679	(9.6)		$423,787	$454,671	(6.8)
Aerospace	109,153	86,485	26.2		209,864	168,127	24.8
Intersegment sales	—	(6)			—	(11)
Total net sales	$321,268	$321,158	—		$633,651	$622,787	1.7

Operating (loss) profit
Industrial	$(48,743)	$27,273	(278.7)		$(33,990)	$48,568	(170.0)
Aerospace	20,556	11,270	82.4		36,916	22,355	65.1
Total operating (loss) profit	$(28,187)	$38,543	(173.1)		$2,926	$70,923	(95.9)

Operating margin			Change				Change
Industrial	-23.0%	11.6%	(3,460)	bps.	-8.0%	10.7%	(1,870)	bps.
Aerospace	18.8%	13.0%	580	bps.	17.6%	13.3%	430	bps.
Total operating margin	-8.8%	12.0%	(2,080)	bps.	0.5%	11.4%	(1,090)	bps.

Barnes / 8
BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$72,278	$102,860
Accounts receivable	281,773	262,257
Inventories	260,633	239,655
Prepaid expenses and other current assets	75,739	75,437
Total current assets	690,423	680,209

Deferred income taxes	18,682	21,976
Property, plant and equipment, net	320,174	341,462
Goodwill	827,131	955,370
Other intangible assets, net	461,161	500,246
Other assets	83,525	77,557
Total assets	$2,401,096	$2,576,820

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$4	$1,900
Accounts payable	137,561	131,076
Accrued liabilities	145,795	175,583
Long-term debt - current	1,502	1,835
Total current liabilities	284,862	310,394

Long-term debt	582,537	599,932
Accrued retirement benefits	74,309	76,784
Deferred income taxes	60,100	66,704
Long-term tax liability	39,086	52,114
Other liabilities	40,108	42,126

Total stockholders' equity	1,320,094	1,428,766
Total liabilities and stockholders' equity	$2,401,096	$2,576,820

Barnes / 9
BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2022	2021
Operating activities:
Net (loss) income	$(19,068)	$43,873
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	44,861	44,683
Loss (gain) on disposition of property, plant and equipment	47	(76)
Stock compensation expense	6,015	5,632
Non-cash goodwill impairment charge	68,194	—
Changes in assets and liabilities:
Accounts receivable	(30,232)	(12,660)
Inventories	(26,671)	89
Prepaid expenses and other current assets	(5,165)	(3,473)
Accounts payable	10,196	13,880
Accrued liabilities	(30,674)	1,721
Deferred income taxes	(1,261)	(5,101)
Long-term retirement benefits	(1,871)	889
Long-term tax liability	(6,949)	(6,949)
Other	1,097	3,213
Net cash provided by operating activities	8,519	85,721

Investing activities:
Proceeds from disposition of property, plant and equipment	92	136
Capital expenditures	(13,523)	(17,567)
Other	(1,645)	2,924
Net cash used by investing activities	(15,076)	(14,507)

Financing activities:
Net change in other borrowings	(1,372)	(2,184)
Payments on long-term debt	(70,369)	(56,502)
Proceeds from the issuance of long-term debt	80,000	25,000
Proceeds from the issuance of common stock	246	210
Common stock repurchases	(6,721)	(5,229)
Dividends paid	(16,192)	(16,194)
Withholding taxes paid on stock issuances	(154)	(191)
Other	(9,825)	(3,477)
Net cash used by financing activities	(24,387)	(58,567)

Effect of exchange rate changes on cash flows	(4,475)	(1,252)
(Decrease) increase in cash, cash equivalents and restricted cash	(35,419)	11,395

Cash, cash equivalents and restricted cash at beginning of period	111,909	91,468
Cash, cash equivalents and restricted cash at end of period	76,490	102,863
Less: Restricted cash, included in Prepaid expenses and other current assets	(2,122)	(6,970)
Less: Restricted cash, included in Other assets	(2,090)	(4,759)
Cash and cash equivalents at end of period	$72,278	$91,134

Barnes / 10
BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2022	2021
Free cash flow:
Net cash provided by operating activities	$8,519	$85,721
Capital expenditures	(13,523)	(17,567)
Free cash flow (1)	$(5,004)	$68,154

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

Barnes / 11
BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,					Six months ended June 30,
	2022	2021		% Change		2022	2021	% Change
SEGMENT RESULTS
Operating (Loss) Profit - Industrial Segment (GAAP)	$(48,743)	$27,273		(278.7)		$(33,990)	$48,568	(170.0)
Restructuring/reduction in force charges	55	223				359	305
Goodwill impairment charge	68,194	—				68,194	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$19,506	$27,496		(29.1)		$34,563	$48,873	(29.3)

Operating Margin - Industrial Segment (GAAP)	-23.0%	11.6%		(3,460)	bps.	-8.0%	10.7%	(1,870)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	9.2%	11.7%		(250)	bps.	8.2%	10.7%	(250)	bps.

Operating Profit - Aerospace Segment (GAAP)	$20,556	$11,270		82.4		$36,916	$22,355	65.1
Restructuring/reduction in force charges	71	439				425	449
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$20,627	$11,709		76.2		$37,341	$22,804	63.7

Operating Margin - Aerospace Segment (GAAP)	18.8%	13.0%		580	bps.	17.6%	13.3%	430	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	18.9%	13.5%		540	bps.	17.8%	13.6%	420	bps.

CONSOLIDATED RESULTS
Operating (Loss) Income (GAAP)	$(28,187)	$38,543		(173.1)		$2,926	$70,923	(95.9)
Restructuring/reduction in force charges	126	662				784	754
Goodwill impairment charge	68,194	—				68,194	—
Operating Income as adjusted (Non-GAAP) (1)	$40,133	$39,205		2.4		$71,904	$71,677	0.3

Operating Margin (GAAP)	-8.8%	12.0%		(2,080)	bps.	0.5%	11.4%	(1,090)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	12.5%	12.2%		30	bps.	11.3%	11.5%	(20)	bps.

Diluted Net (Loss) Income per Share (GAAP)	$(0.78)	$0.48		(262.5)		$(0.37)	$0.86	(143.0)
Foreign tax matters	—	(0.04)				—	(0.04)
Restructuring/reduction in force charges	—	0.01				0.01	0.01
Goodwill impairment charge	1.34	—				1.34	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.56	$0.45		24.4		$0.98	$0.83	18.1

	Full-Year 2021	Full-Year 2022 Outlook
Operating Margin (GAAP)	11.9%	4.5%	to	5.5%

Restructuring/reduction in force charges	0.1%		1.2%
Goodwill impairment charge	—		5.3%

Operating Margin as adjusted (Non-GAAP) (1)	12.0%	11.0%	to	12.0%

Diluted Net Income per Share (GAAP)	$1.96	$0.30	to	$0.45

Foreign tax matters	(0.04)		—
Restructuring/reduction in force charges	0.02		0.27
Goodwill impairment charge	—		1.33

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.94	$1.90	to	$2.05

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2022: 1) charges related to restructuring actions at certain businesses and 2) the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit. The Company has excluded the following from its "as adjusted" financial measurements for 2021: 1) the impact of certain foreign tax matters including a benefit related to the Italy tax realignment, partially offset by a charge related to the UK tax rate and 2) charges related to restructuring actions at certain businesses. The tax effects of the restructuring actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. The goodwill impairment charge did not have a tax effect as it is not deductible for book purposes. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.